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                                                                     Exhibit 6.4

                             CONTRIBUTION AGREEMENT

      This Contribution Agreement (this "Agreement"), made as of this 10th day of October 2006, by and between Sentigen Holding Corp., a Delaware corporation ("Sentigen"), and Sentisearch, Inc., a Delaware corporation and as of the date hereof, a wholly-owned subsidiary of Sentigen ("SentiSearch"). Capitalized terms used herein and not defined shall have the same meanings as set forth in that certain Separation and Distribution Agreement between Sentigen and SentiSearch, dated as of the date hereof (the "Distribution Agreement")

      WHEREAS, Sentigen is a party to an Agreement and Plan of Merger, dated August 31, 2006 (the "Merger Agreement"), with Invitrogen Corporation ("Invitrogen") and Arctic Fox Acquisition Corporation, a wholly-owned subsidiary of Invitrogen ("Merger Sub");

      WHEREAS, pursuant to the terms of the Merger Agreement, Sentigen will merge with and into Merger Sub and following the merger will be the surviving corporation and a wholly-owned subsidiary of Invitrogen (the "Merger");

      WHEREAS, Invitrogen does not desire to acquire the Olfaction Assets and the board of directors of Sentigen has determined that it is appropriate and desirable for Sentigen to separate the Olfaction Assets from Sentigen prior to the consummation of the Merger;

      WHEREAS, in connection with the separation of the Olfaction Assets from Sentigen, Sentigen desires to contribute, assign or otherwise transfer, and to cause its subsidiaries to contribute, assign or otherwise transfer, to SentiSearch the Olfaction Assets and the Olfaction Liabilities provided, however, that the Olfaction Assets and the Olfaction Liabilities shall not include (and SentiSearch shall not be responsible for) any of the Excluded Liabilities (the "Contribution");

      WHEREAS, after the Contribution and prior to the Merger, Sentigen intends to divest all of its ownership interests in SentiSearch through a distribution of outstanding shares of SentiSearch common stock to the holders of common stock of Sentigen, without any consideration being paid by Sentigen's stockholders, pursuant to the terms and subject to the conditions of the Distribution Agreement (the "Distribution") and, in connection with the Distribution, Sentigen will contribute to the capital of SentiSearch $250,000;

      WHEREAS, Sentigen desires to make the Contribution to SentiSearch, and SentiSearch desires to accept the Contribution, all on the terms and conditions stated herein; and

      WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution, the Distribution and certain other agreements.

      NOW, THEREFORE, in consideration of the mutual obligations and duties of the parties hereto and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


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      1. Contribution. On the basis of the representations and agreements contained herein, Sentigen hereby contributes to SentiSearch, and SentiSearch hereby accepts Sentigen's contribution of, the Olfaction Assets and Olfaction Liabilities. Sentigen represents and warrants that Sentigen is hereby conveying to SentiSearch all of its right, title and interest in and to the assets included in the Olfaction Assets.

      2. Instruments of Conveyance. In furtherance of the Contribution, on or before the effective date of the Distribution, (i) Sentigen shall execute and deliver, and shall cause its subsidiaries to execute and deliver, bills of sale, assignments of contracts, patent assignments, contribution agreements and other instruments of contribution, transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, transfer, conveyance and assignment of all of Sentigen's and its subsidiaries' right, title and interest in and to the Olfaction Assets to SentiSearch, and (ii) SentiSearch shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Olfaction Liabilities by SentiSearch.

      3. Further Assurances. From time to time, as and when reasonably requested by either of the parties hereto, the other party shall execute and deliver or cause to be executed and delivered such documents and instruments, and shall take or cause to be taken, such further or other actions as may be necessary or appropriate to carry out the purposes of this Agreement.

      4. Miscellaneous. This Agreement, the Distribution Agreement and the Transaction Documents (i) constitute the entire agreement between the parties with respect to the subject matter hereof and supercedes any previous arrangements relating thereto; (ii) may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement; (iii) shall be construed in accordance with, and governed by, the laws of the State of New York (other than the conflicts of laws provisions thereof); and (iv) may not be amended or terminated, nor may any right hereunder be waived, except by an instrument in writing executed by both parties hereto.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                  SENTIGEN HOLDING CORP.

                                  By:   /s/ Thomas Livelli
                                      ------------------------------------------
                                  Name: Thomas Livelli
                                  Title: President and Chief Executive Officer

                                  SENTISEARCH, INC.

                                  By:   /s/ Joseph K. Pagano
                                      ------------------------------------------
                                  Name: Joseph K. Pagano
                                  Title: Chief Executive Officer



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